SUPPLEMENT
(To Prospectus Supplement dated November 29, 2006 to Prospectus dated October 18, 2006)

$593,225,000
(Approximate)

Bear Stearns Asset Backed Securities I Trust 2006-AQ1
Issuing Entity

Asset-Backed Certificates, Series 2006-AQ1

EMC Mortgage Corporation
Seller and Master Servicer

Bear Stearns Asset Backed Securities I LLC
Depositor

Due to a breach of a representation and warranty, the sponsor will be obligated to repurchase certain mortgage loans in Loan Group I. These mortgage loans represent approximately 6.16% and 3.22% of the mortgage loans in Subgroup I-1 and Subgroup I-2, respectively, and approximately 4.48% of the mortgage loans in Loan Group I in the aggregate, in each case by aggregate principal balance of the related mortgage loans as of the cut-off date. This repurchase will result in a prepayment to the holders of the group I certificates on the distribution date in January 2007.

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Until 90 days after the date of this supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a supplement, prospectus supplement and prospectus. This is in addition to the obligation of dealers to deliver a supplement, prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Bear, Stearns & Co. Inc.

The date of this supplement is January 11, 2007